Exhibit 10.17

Execution Version

PLEDGE AND SECURITY AGREEMENT

made by

BABCOCK & WILCOX INVESTMENT COMPANY

and certain Subsidiaries of the Borrower

in favor of

BANK OF AMERICA, N.A., as Administrative Agent,

for the ratable benefit of the Secured Parties

Dated as of May 3, 2010

ii

Schedule 3.3 – Perfected First Priority Liens

Schedule 3.4 – Name; Jurisdiction of Organization, etc

Schedule 3.5 – Inventory and Equipment

Schedule 3.7 – Investment Property

Schedule 3.9 – Intellectual Property

Schedule 3.10 – Commercial Tort Claims

Exhibit A – Intellectual Property Notices

This PLEDGE AND SECURITY AGREEMENT, dated as of May 3, 2010, made by each of the signatories hereto (together with any other grantor that may become a party hereto as provided herein, the “Grantors”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties in connection with that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BABCOCK & WILCOX INVESTMENT COMPANY, a Delaware corporation, as the borrower thereunder (or, after the effectiveness of the Spinoff and the satisfaction of the other terms and conditions therein relating to the replacement thereof, the New Borrower, as the borrower thereunder), the Lenders, the Administrative Agent, the Swing Line Lender and the L/C Issuers.

Pursuant to the Credit Agreement, the Lenders have severally agreed to make Credit Extensions to the Borrower.

This Agreement is required by the terms of the Credit Agreement.

In consideration of the mutual covenants and agreements contained herein and in the other Loan Documents, the parties hereto covenant and agree as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Account Debtor, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Consumer Goods, Deposit Account, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods (as defined in Article 9 of the New York UCC), Instruments, Inventory, Letter-of-Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 4.10(i).

“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning assigned to such term in Section 2.1.

“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Sections 5.1 or 5.4.

“Collateral Account Funds” shall mean, collectively, the following: all funds (including all trust monies) and investments (including all cash equivalents) credited to, or purchased with funds from, any Collateral Account and all certificates and instruments from time to time representing or evidencing such investments; all Money, notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received in, receivable or otherwise distributed to the Collateral Account in respect of or in exchange for any or all of the items constituting Collateral.

“Contracts” shall mean all contracts and agreements between any Grantor and any other Person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (a) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (c) all rights of any Grantor to damages arising thereunder and (d) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Copyright Licenses” shall mean any agreement, whether written or oral, naming any Grantor as licensor or licensee (including those listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time)), granting any right in, to or under any Copyright, including the grant of rights to publicly perform, display, copy, prepare derivative works or distribute under any Copyright. This term shall exclude implied licenses and any rights obtained or granted under a copyright pursuant to the doctrines of first sale or estoppel.

“Copyrights” shall mean (a) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and all Mask Works (as defined in 17 USC 901), (b) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing, (c) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit and (d) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Credit Agreement” shall have the meaning assigned to such term in the preamble.

“Excluded Assets” shall mean:

(a) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if, and only for so long as, the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above;

(b) all Security Entitlements, Securities Accounts, Deposit Accounts, Financial Assets, Letter-of-Credit Rights (other than Letter-of-Credit Rights constituting a Supporting Obligation), Commodity Contracts and Commodity Accounts to which any Grantor has any right, title or interest;

(c) the Excluded Stock; and

(d) all cars, trucks, trailers and other vehicles covered by a certificate of title under the laws of any state to which any Grantor has any right, title or interest.

“Excluded Stock” shall mean:

(e) the Voting Stock of any Foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such Foreign Subsidiary;

(f) the Stock and Stock Equivalents of any BWXT Entity;

(g) the Stock and Stock Equivalents of any Captive Insurance Subsidiary;

(h) the Stock and Stock Equivalents of any Joint Venture to the extent that the Constituent Documents of such Joint Venture prohibit such a security interest to be granted to the Administrative Agent; and

(i) the Stock and Stock Equivalents of (i) any Subsidiary that is not a Loan Party or (ii) any Joint Venture, to the extent that such Subsidiary or Joint Venture has incurred Non-Recourse Indebtedness the terms of which either (A) require security interests in such Stock and Stock Equivalents to be granted to secure such Non-Recourse Indebtedness or (B) prohibit such a security interest to be granted to the Administrative Agent.

“Grantors” shall have the meaning assigned to such term in the preamble.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Intellectual Property” shall mean the collective reference to all intellectual property rights whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intellectual Property Security Agreement” shall mean a Notice of Grant of Security Interest in substantially the form of Exhibit A or such other form as may be approved by the Administrative Agent and the applicable Grantor.

“Intercompany Note” shall mean any promissory note evidencing Indebtedness permitted to be incurred pursuant to Section 7.01(f) of the Credit Agreement with respect to any outstanding intercompany obligations and advances owed by or to a Loan Party.

“Investment Property” shall mean the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Stock), including all Certificated Securities and Uncertificated Securities and (b) whether or not otherwise constituting “investment property,” all Pledged Notes and all Pledged Equity Interests.

“Licensed Intellectual Property” shall have the meaning assigned to such term in Section 3.9(a).

“Material Intellectual Property” shall have the meaning assigned to such term in Section 3.9(b).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Owned Intellectual Property” shall have the meaning assigned to such term in Section 3.9(a).

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to make, use, import, offer for sale, or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a patent pursuant to the doctrines of exhaustion or estoppel.

“Patents” shall mean (a) all United States patents, patents issued by any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions thereof, including any of the foregoing listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time), (b) all patent applications pending in the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, including any of the foregoing listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time), (c) all rights to, and to obtain, any reissues or extensions of the foregoing and (d) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Pledged Equity Interests” means the Pledged Interests, including the Stock and Stock Equivalents of the Subsidiaries owned by such Grantor as set forth on Schedule 3.7(a) (as such schedule may be amended or supplemented from time to time), in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(j) all Stock and Stock Equivalents representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(k) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Stock and Stock Equivalents of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of a Grantor.

“Pledged LLC/Partnership Interests” means, with respect to any Grantor, the entire partnership, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor, including those listed on Schedule 3.7(b) (as such schedule may be amended or supplemented from time to time) and all Intercompany Notes at any time issued to or held by any Grantor (other than (a) promissory notes in an aggregate principal amount not to exceed $1,000,000 at any time outstanding issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (b) promissory notes constituting Cash Equivalents that are held by any Grantor).

“Pledged Securities” shall mean the collective reference to the Pledged Notes and the Pledged Equity Interests.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing referred to in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trademark pursuant to the doctrines of first sale or estoppel.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including any of the foregoing listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time), (b) the right to, and to obtain, all renewals thereof, (c) the goodwill of the business symbolized by the foregoing and (d) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trade Secret License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trade Secret, including any of the foregoing listed in Schedule 3.9(a) (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trade secret pursuant to the doctrine of estoppel.

“Trade Secrets” shall mean (a) all trade secrets and all other confidential or proprietary information and know how whether or not reduced to a writing or other tangible form, (b) all documents and things embodying, incorporating or describing such Trade Secrets, and (c) the right to sue for past, present and future misappropriations of any Trade Secret and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

1.2. Other Definitional Provisions. Without limiting the general applicability of the terms of the other Loan Documents to this Agreement and the parties hereto, the terms of Sections 1.02 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 2. GRANT OF SECURITY INTEREST;

CONTINUING LIABILITY UNDER COLLATERAL

2.1. Grant of Security Interest. Each Grantor hereby grants and pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest

(collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations:

(a) all Accounts;

(b) all As-Extracted Collateral;

(c) all Chattel Paper;

(d) all Collateral Accounts and all Collateral Account Funds;

(e) all Commercial Tort Claims from time to time specifically described on Schedule 3.10;

(f) all Contracts;

(g) all Documents;

(h) all Equipment;

(i) all Fixtures;

(j) all General Intangibles;

(k) all Goods;

(l) all Instruments;

(m) all Insurance;

(n) all Intellectual Property;

(o) all Inventory;

(p) all Investment Property;

(q) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(r) to the extent not otherwise included, all Proceeds, goodwill, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding any other provision set forth in this Section 2.1, this Agreement shall not, at any time, constitute a grant of a security interest in any property that is,

at such time, an Excluded Asset, and the term “Collateral” and each of the defined terms incorporated therein shall exclude the Excluded Assets.

2.2. Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any other Secured Party, (b) each Grantor shall remain liable under and each of the agreements included in the Collateral, including any Receivables, any Contracts and any agreements relating to Pledged LLC/Partnership Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Administrative Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged LLC/Partnership Interests and (c) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged LLC/Partnership Interests.

2.3. Foreign Action. Notwithstanding anything to the contrary herein, to the extent any Collateral is located in any jurisdiction outside the United States, or the creation or perfection of a lien in any Collateral requires any action or documentation outside the United States, no such action or documentation outside the United States shall be required with respect to such Collateral.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and make their respective Credit Extensions, each Grantor hereby represents and warrants to the Secured Parties that:

3.1. Representations in Credit Agreement.

In the case of each Grantor, the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

3.2. Title; No Other Liens. Such Grantor owns or licenses or otherwise has the right to use each item of the Collateral free and clear of any and all Liens, including Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, except for Liens expressly permitted by Section 7.02 of the Credit Agreement. No effective financing statement, mortgage or other public notice indicating the existence of a Lien with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are expressly permitted by Section 7.02 of the Credit Agreement.

3.3. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3.3 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in duly completed and duly executed form, as applicable, and may be filed by the Administrative Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof, to the extent such security interest in such Collateral can be perfected by (i) the filing of a financing statement under the Uniform Commercial Code of any jurisdiction, (ii) the filing with the United States Patent and Trademark Office or the United States Copyright Office of an Intellectual Property Security Agreement, or (iii) the possession of such Collateral, and (b) are prior to all other Liens on the Collateral, except for Liens expressly permitted by Section 7.02 of the Credit Agreement. Without limiting the foregoing, each Grantor has taken all actions necessary or desirable under all Requirements of Law of the United States and of any state, territory or possession thereof, including those specified in Section 4.2 to (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the New York UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities (each as defined in the New York UCC), other than any such Investment Property issued by a Foreign Subsidiary to the extent establishing “control” over such Investment Property would require actions under the Requirements of Law of a jurisdiction other than the United States or any state, territory or possession thereof, (ii) establish the Administrative Agent’s control (within the meaning of Section 9-105 of the New York UCC) over all Electronic Chattel Paper and (iii) establish the Administrative Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction “UETA”) over all “transferable records” (as defined in UETA).

3.4. Name; Jurisdiction of Organization, etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, United States taxpayer identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 3.4. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 3.4, the jurisdiction of each such Grantor’s organization of formation is required to maintain a public record showing the Grantor to have been organized or formed. Except as specified on Schedule 3.4, as of the Closing Date (or the date of any applicable Joinder Agreement hereto in the case of an Additional Grantor) no such Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

3.5. Inventory and Equipment.

(a) On the date hereof, the material Inventory, Fixtures and Equipment (other than mobile goods, Inventory in transit, and Inventory, Fixtures and Equipment located outside the United States of America) that is included in the Collateral are kept at the locations listed on Schedule 3.5.

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance in all material respects with the requirements of all applicable laws and regulations, including the Fair Labor Standards Act, as amended.

(c) No material portion of the Inventory, Fixtures or Equipment that is included in the Collateral is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

3.6. Types of Collateral. None of the Collateral constitutes, or is the Proceeds of (a) Farm Products, (b) As-Extracted Collateral, (c) Consumer Goods, (d) Manufactured Homes, (e) standing timber, or (f) as of the Closing Date, aircraft, airframe, aircraft engine, aircraft lease or any other related property.

3.7. Investment Property.

(a) Schedule 3.7(a) hereto sets forth under the heading “Pledged Equity Interests” all of the Pledged Equity Interests as of the Closing Date, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 3.7(b) sets forth under the heading “Pledged Notes” all of the Pledged Notes owned by any Grantor as of the Closing Date, and all of such Pledged Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and constitute all of the issued and outstanding indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Stock and Stock Equivalents owned by such Grantor in each issuer thereof (other than Excluded Stock).

(c) The Pledged Equity Interests have been duly and validly issued and, except as set forth on Schedule 3.7(a) hereto, are fully paid and nonassessable (to the extent applicable).

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Liens expressly permitted by Section 7.02 of the Credit Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

3.8. Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable in excess of $1,000,000 that is included in the Collateral is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the New York UCC) of the Administrative Agent.

(b) Each Receivable that is included in the Collateral (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, (iii) is not and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) is and will be in compliance with all applicable laws and regulations, except where the failure to comply with this Section 3.8(b) with respect to each Receivable would not reasonably be expected to have a Material Adverse Effect.

3.9. Intellectual Property.

(a) Schedule 3.9(a) lists all Copyrights, Patents, and Trademarks which are registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office or are the subject of an application for registration with any such Governmental Authority, in each case which is owned by such Grantor in its own name on the date hereof (collectively, the “Owned Intellectual Property”). Except as set forth in Schedule 3.9(a), such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to all material Owned Intellectual Property and is otherwise entitled to grant to others the right to use (and, where applicable, itself use) all such material Owned Intellectual Property. Such Grantor has a valid and enforceable right to use all material Intellectual Property used by, or licensed to others by, such Grantor which is not Owned Intellectual Property either pursuant to one of the written material Copyright Licenses, Patent Licenses, Trademark Licenses, and/or Trade Secret Licenses listed on Schedule 3.9(a) and subject to the terms thereof (collectively, the “Licensed Intellectual Property”) or otherwise.

(b) On the date hereof all Owned Intellectual Property and all Licensed Intellectual Property, in each case, which is material to such Grantor’s business (collectively, the “Material Intellectual Property”), is valid, subsisting, unexpired and enforceable and has not been abandoned. The operation of such Grantor’s business as currently conducted or as contemplated to be conducted does not infringe, constitute a misappropriation of, dilute, or otherwise violate the Intellectual Property rights of any other Person where the same would have a Material Adverse Effect.

(c) No claim has been asserted that the use of the Material Intellectual Property does or may infringe upon or constitute a misappropriation of the rights of any other Person.

(d) To such Grantor’s knowledge, no decision or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States which would materially limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Material Intellectual Property. Such Grantor is not aware of any uses of any item of Material Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable including unauthorized trademark uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.

(e) No action or proceeding is pending, or, to such Grantor’s knowledge, threatened, on the date hereof (i) seeking to limit, cancel or invalidate any Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any Patent, Trademark, Copyright, or misappropriate any Trade Secret or violate any other right of any other Person, or (iii) alleging that any Material Intellectual Property (A) owned by such Grantor or (B) licensed by such Grantor (to such Grantor’s knowledge), is being licensed or sublicensed in violation of any intellectual property or any other right of any other Person, in each case, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. To such Grantor’s knowledge, no Person is engaging in any activity that infringes upon or misappropriates, or is otherwise an unauthorized use of, any Material Intellectual Property owned by Grantor. The consummation of the transactions contemplated by this Agreement and the other Loan Documents will not result in the termination of any of the Material Intellectual Property.

(f) With respect to each Copyright License, Trademark License, Trade Secret License and Patent License which license constitutes Material Intellectual Property or the loss of which could otherwise have a Material Adverse Effect: (i) such license is binding and enforceable against the other party thereto; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein (including, but not limited to, the enforceability of such rights and interests with respect to each such license), nor will the grant of such rights and interests (or the enforceability thereof) constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(g) Except as set forth on Schedule 3.9(g), such Grantor has made all filings and recordations and paid all required fees and taxes to maintain each and every item of registered Material Intellectual Property in full force and effect and to protect and maintain its interest therein.

(h) To the knowledge of such Grantor, (i) none of the Trade Secrets that constitute Material Intellectual Property of such Grantor have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person without permission of such Grantor; and (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor where the same would reasonably be expected to have a Material Adverse Effect.

(i) Such Grantor has taken commercially reasonable steps to exercise quality control over any licensee of such Grantor’s Trademarks.

3.10. Commercial Tort Claims. No Grantor has knowledge that it has any Commercial Tort Claims as of the date hereof individually or in the aggregate in excess of $1,000,000, except as set forth on Schedule 3.10.

3.11. Contracts. No amount payable to such Grantor under or in connection with any Contract which has a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that is not under the control (within the meaning of Section 9-105 of the New York UCC) of the Administrative Agent.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, as of the date hereof and until the termination of this Agreement in accordance with its terms:

4.1. Covenants in Credit Agreement. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is within its control and is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property.

(a) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be promptly delivered to the Administrative Agent, duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as

Collateral pursuant to this Agreement, and all of such property owned by any Grantor as of the Closing Date and represented in such form shall be delivered on the Closing Date.

(b) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy shall exist which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and that is not the authoritative copy; (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision, and (vi) the Administrative Agent has “control” within the meaning of the New York UCC of such Electronic Chattel Paper.

(c) If any Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become an Uncertificated Security, such Grantor shall cause the issuer thereof, if such issuer is a Subsidiary of the Borrower, either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor and such actions shall be taken on or prior to the Closing Date with respect to any such Uncertificated Securities owned as of the Closing Date by any Grantor and the Grantor shall take or cause to be taken all such other actions as may be necessary for the Administrative Agent to have “control” defined in Article 8 of the New York UCC.

4.3. Maintenance of Insurance.

(a) Such Grantor will maintain insurance in accordance with Section 6.16 of the Credit Agreement, and furnish to the Administrative Agent, upon written request, of a copy of such insurance policies.

(b) Such Grantor will deliver to the Administrative Agent on behalf of the Secured Parties, (i) on the Closing Date, a certificate dated as of a recent date showing the amount and types of insurance coverage as of such date, (ii) upon reasonable request of the Administrative Agent from time to time, reasonably detailed information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Closing Date and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by such Grantor. To the extent applicable, the Administrative Agent shall be named as additional insured on all such liability insurance policies of such Grantor and the Administrative Agent shall be named as loss payee (and, where applicable, mortgagee) on all property and casualty insurance policies of such Grantor.

4.4. Payment of Obligations. Such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes,

assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment or charge need be paid if (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein, or (b) the failure to so pay and discharge would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5. Maintenance of Perfected Security Interest; Further Documentation.

(a) Except as otherwise expressly permitted by the Credit Agreement, such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest under all Requirements of Law of the United States and of any state, territory or possession thereof, having at least the priority described in Section 3.3 and shall defend such security interest against any claims and demands of any Persons (other than the Secured Parties), subject to the provisions of Section 7.13.

(b) Such Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to be taken in the United States for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in the United States or any State, territory or possession thereof with respect to the security interests created hereby and in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.6. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor shall not, except upon at least 10 days’ prior written notice (or such shorter period consented to by the Administrative Agent in writing), in each case, to the Administrative Agent and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.4; or

(b) change its legal name, identity or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading; provided, however, that no such notices shall be required in connection with the Spinoff so long as (i) the Grantors comply with each of their respective obligations under Sections 6.22 and 6.24 of the Credit Agreement and (ii) such notice is given to the Administrative Agent within 30 days after the applicable event necessitating such notice.

4.7. Notices. Such Grantor shall advise the Administrative Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Lien expressly permitted by Section 7.02 of the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder;

(b) the occurrence of any other event of which such Grantor becomes aware that would reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby; and

(c) the acquisition or ownership by any Grantor of any aircraft, airframe, aircraft engine, aircraft lease or any other related property with a value in excess of $3,000,000 individually or in the aggregate.

4.8. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of Stock and Stock Equivalents in any issuer thereof, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and promptly deliver the same to the Administrative Agent in the exact form received (other than Excluded Stock), duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or similar instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any issuer thereof shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations if an Event of Default then exists, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any issuer thereof or pursuant to the reorganization thereof, the property so distributed shall, if an Event of Default then exists, and unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the

Pledged Securities shall be received by such Grantor in violation of the immediately preceding sentence, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor shall not (i) vote to enable, or take any other action to permit, any Subsidiary of the Borrower that is an issuer of Pledged Securities to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any such issuer (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Lien expressly permitted thereon pursuant to Section 7.02 of the Credit Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v) without the prior written consent of the Administrative Agent, cause or permit any Subsidiary of the Borrower that is an issuer of any Pledged LLC/Partnership Interests which are not securities (for purposes of the New York UCC) on the date hereof to elect or otherwise take any action to cause such Pledged LLC/Partnership Interests to be treated as Securities for purposes of the New York UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged LLC/Partnership Interests takes any such action in violation of the provisions in this clause (v) or any non-Subsidiary of the Borrower that is an issuer takes any of the foregoing actions, such Grantor shall promptly notify the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Administrative Agent’s “control” thereof.

(c) In the case of each Grantor which is an issuer of Pledged Securities, such issuer agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Securities issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the issuer of the related Pledged Security.

4.9. Receivables. Other than in the ordinary course of business, such Grantor shall not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

4.10. Intellectual Property.

(a) Such Grantor (either itself or through licensees) shall, in the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, (i) continue to use each owned Trademark material to its business, (ii) maintain commercially reasonable quality of products and services offered under such Trademarks and take all necessary steps to ensure that all licensed users of such Trademarks comply with such Grantor’s quality control requirements and maintain reasonable quality, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademarks unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and an Intellectual Property Security Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not do any act, or omit to do any act, whereby any Patent owned by such Grantor material to its business may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not (and shall not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of Copyrights owned by such Grantor and material to its business may become invalidated or otherwise impaired. Such Grantor shall not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d) Such Grantor shall notify the Administrative Agent promptly if it knows or suspects that any application or registration relating to any Material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(e) Promptly after such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property that is material to the business of such Grantor with the United States Patent and

Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Administrative Agent (i) in the case of any Copyrights, within five Business Days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after applying for a registration and again within five Business Days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after receiving a registration and (ii) in the case of material Patents, Trademarks or other Intellectual Property, within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded in the United States Patent and Trademark office or the United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in any Copyright, Patent, Trademark or other Intellectual Property of such Grantor.

(f) Such Grantor, subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall take reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property material to its business, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(g) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not, without the prior written consent of the Administrative Agent, discontinue use of or otherwise abandon any of its registered Owned Intellectual Property, or abandon any application or any right to file an application for any patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(h) In the event that any Intellectual Property material to its business is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(i) Such Grantor agrees that, should it obtain an ownership interest in any item of intellectual property which is not, as of the Closing Date, a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 2.1 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral, (iii) in the case of any Copyrights, within five Business Days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after obtaining such ownership, provide written notice thereof, (iv) in the case of material Patents, Trademarks or other Intellectual Property, within five Business Days after the last day of the fiscal quarter in which such ownership is obtained, and (v) promptly after the Administrative Agent’s request, it shall provide the Administrative Agent with an amended Schedule 3.9(a) and take the actions specified in clauses (j) and (k) of Section 4.10.

(j) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Intellectual Property in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office.

(k) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office.

(l) Such Grantor shall take commercially reasonable steps to protect the secrecy of all trade secrets or confidential information material to its business, including entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.

4.11. Contracts.

(a) Such Grantor shall perform and comply in all material respects with all its obligations under the Contracts, except where the failure to so perform and comply would not reasonably be expected to have a Material Adverse Effect.

(b) Such Grantor shall not amend, modify, terminate, waive or fail to enforce any provision of any Contract in any manner which would reasonably be expected to have a Material Adverse Effect.

(c) Such Grantor shall exercise promptly and diligently each and every material right which it may have under each contract (other than any right of termination), except where the failure to so exercise would not reasonably be expected to have a Material Adverse Effect.

(d) Such Grantor shall not permit to become effective in any document creating, governing or providing for any permit, lease, license or contract, a provision that would limit the creation, perfection or scope of, or exercise or enforcement of remedies in connection with, a Lien on such permit, lease, license or contract in favor of the Administrative Agent for the ratable benefit of the Secured Parties unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

4.12. Commercial Tort Claims. Such Grantor shall advise the Administrative Agent promptly after such Grantor becomes aware of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $1,000,000 and shall promptly execute a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to grant a security interest in such Commercial Tort Claim to the Administrative Agent for the ratable benefit of the Secured Parties.

SECTION 5. REMEDIAL PROVISIONS

5.1. Certain Matters Relating to Receivables.

(a) The Administrative Agent shall have the right (but shall in no way be obligated), at its own expense if an Event of Default does not then exist, to make test verifications of the Receivables that are included in the Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.

(b) Subject to the rights of the Administrative Agent under Section 5.2(b), each Grantor hereby agrees to use its commercially reasonable efforts to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be promptly (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request but subject to the confidentiality provisions set forth in the Credit Agreement, during the continuance of an Event of Default each Grantor shall make available to the Administrative Agent original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are included in the Collateral, including original orders, invoices and shipping receipts.

5.2. Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) The Administrative Agent may at any time after the occurrence and during the continuance of an Event of Default notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables and/or Contracts directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3. Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, to the extent not prohibited by the Credit Agreement, and to exercise all voting, corporate and other ownership (or other similar) rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership (or other similar) right exercised or other action taken which would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to this Section 5.3(b): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights; (ii) the Administrative Agent shall have the right, without notice to any Grantor (where permitted by applicable law), to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent; and (iii) the Administrative Agent shall have the right, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.

(c) Each Grantor hereby authorizes and instructs each issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each such issuer shall be fully protected in so complying, and (ii) upon any such instruction following the occurrence and during the continuance of an Event of Default, pay any dividends or other payments with respect to the Investment Property, including Pledged Securities, directly to the Administrative Agent.

5.4. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall, if requested in writing by the Administrative Agent, be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of the net Proceeds (after deducting fees and reasonable out-of-pocket expenses as provided in Section 5.6) constituting Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in the Guaranty, in payment of the Obligations in accordance with the Credit Agreement.

5.6. Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC

(whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable law, each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by applicable law, and so long as an Event of Default is continuing, the Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Administrative Agent of any other amounts required by any provision of law, including Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by any Secured Party of any rights hereunder.

(c) In the event of any disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such disposition shall be included, and the applicable Grantor shall, to the extent commercially reasonable and feasible under the circumstances, supply the Administrative Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property subject to such disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

5.7. Private Sales, etc.

(a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(b) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.

5.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any outside attorneys employed by any Secured Party to collect such deficiency.

5.9. BWXT Entities. Notwithstanding anything contained herein to the contrary, the Administrative Agent will not take any action with respect to any pledge of Stock or Stock Equivalents of any Person that directly or indirectly owns Stock or Stock Equivalents in any BWXT Entity if such action would constitute or result in the change of ownership of any Person that directly or indirectly owns Stock in a BWXT Entity if such change of ownership would require under then-existing law or any material contract, the prior approval of the U.S. Navy, the U.S. Department of Energy or any other Governmental Authority, without first obtaining such approval. Each Grantor covenants that, after the occurrence and during the continuance of an Event of Default, it will take all actions as may be requested by the Administrative Agent to obtain such approval.

SECTION 6. THE ADMINISTRATIVE AGENT

6.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Committed Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

6.3. Execution of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as “all assets,” “all personal property” or words of similar effect, regardless of whether or not the Collateral includes all assets or all personal property of such Grantor, or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable that is of an equal or lesser scope or with greater detail. A photographic or other reproduction of this Agreement shall, where permitted by applicable law, be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

6.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.5. Appointment of Co-Administrative Agents. At any time or from time to time, in order to comply with any applicable requirement of law, the Administrative Agent may appoint another bank or trust company or one of more other Persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

SECTION 7. MISCELLANEOUS

7.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Administrative Agent, subject to any consents required under Section 10.01 of the Credit Agreement; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Administrative Agent in a written instrument executed thereby.

7.2. Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 10.02 of the Credit Agreement; provided that notices and communications to any Grantor other than the Borrower shall be directed to such Grantor, at the address of the Borrower.

7.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4. Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party for its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor under the guarantee contained in the Guaranty or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including the reasonable fees and disbursements of outside counsel to each Secured Party and outside counsel to the Administrative Agent.

(b) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than Excluded Taxes) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their permitted successors and assigns; provided that, except as otherwise permitted by the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, and any attempted assignment without such consent shall be null and void.

7.6. Set-off; Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Without limiting the general applicability of the foregoing and the terms of the other Loan Documents to this Agreement and the parties hereto, the terms of Sections 10.08, 10.14 and 10.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, with each reference to the “Borrower” therein (whether express or by reference to the Borrower as a “party” thereto) being a reference to the Grantors, and the parties hereto agree to such terms.

7.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.12. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.22 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Joinder Agreement.

7.13. Releases; Termination of this Agreement.

(a) At such time as the Loans and the other Obligations (other than (i) contingent indemnification obligations and (ii) Obligations in respect of Secured Cash Management Agreements and Secured Hedge Agreements either (A) as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made or (B) notice has not been received by the Administrative Agent from the applicable Cash Management Bank or Hedge Bank that such amounts are then due and payable) shall have been paid in full, the Commitments under the Credit Agreement have been terminated or expired and each Letter of Credit issued under the Credit Agreement shall be Cash Collateralized or no longer outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Stock and Stock Equivalents in such Grantor shall be sold or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least three Business Days (or such lesser period permitted in writing by the Administrative Agent) prior to the date of the proposed release, a written request for such release identifying the relevant Grantor and the terms of the relevant sale or other disposition in reasonable detail, including the price thereof and any expenses incurred in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) After the occurrence and during the continuance of Collateral Release Event and in accordance with Section 10.19(a) of the Credit Agreement, the Administrative Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Security Instrument on the applicable Collateral

(d) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Sections 9-509(d)(2) and 9-518 of the New York UCC.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

BABCOCK AND WILCOX INVESTMENT COMPANY

By:	/s/ James C. Lewis
Name:	James C. Lewis
Title:	Treasurer

AMERICON EQUIPMENT SERVICES, INC.
AMERICON, INC.
APPLIED SYNERGISTICS, INC.
BABCOCK & WILCOX CHINA HOLDINGS, INC.
BABCOCK & WILCOX CONSTRUCTION CO., INC.
BABCOCK & WILCOX DENMARK HOLDINGS, INC.
BABCOCK & WILCOX EBENSBURG POWER, INC.
BABCOCK & WILCOX EQUITY INVESTMENTS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
BABCOCK & WILCOX MODULAR NUCLEAR ENERGY LLC
BABCOCK & WILCOX NUCLEAR ENERGY, INC.
BABCOCK & WILCOX POWER GENERATION GROUP, INC.
BABCOCK & WILCOX TECHNOLOGY, INC.
DELTA POWER SERVICES, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS, INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, INC.
DPS BERKELEY, LLC
DPS CADILLAC, LLC
DPS FLORIDA, LLC
DPS GREGORY, LLC
DPS LOWELL COGEN, LLC
DPS MECKLENBURG, LLC
DPS MICHIGAN, LLC
DPS MOJAVE, LLC
DPS SABINE, LLC
INTECH, INC.
INVEY-COOPER SERVICES, L.L.C.
O&M HOLDING COMPANY
PALM BEACH RESOURCE RECOVERY CORPORATION
POWER SYSTEMS OPERATIONS, INC.
REVLOC RECLAMATION SERVICE, INC.
SOFCO - EFS HOLDINGS LLC

By:	/s/ James C. Lewis
Name:	James C. Lewis
Title:	Treasurer

NATIONAL ECOLOGY CAMPANY

By:	/s/ James C. Lewis
Name:	James C. Lewis
Title:	Authorized Signatory

Babcock and Wilcox

Pledge & Security Agreement

BANK OF AMERICA, as Administrative Agent

By:	/s/ Bridgett J. Manduk
Name:	Bridgett J. Manduk
Title:	Assistant Vice President

Babcock and Wilcox

Pledge & Security Agreement

EXHIBIT A

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

PATENTS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Pledge and Security dated as of May 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among the Grantor (as defined below), the other grantors party thereto and the Administrative Agent for the Secured Parties referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon the patents and patent applications on Schedule 1 to the Administrative Agent for the ratable benefit of the Secured Parties.

The Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in such patents and patent applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any patent or patent application.

GRANTOR:	Very truly yours,

[Address]	[GRANTOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	Acknowledged and accepted:

[Address]	BANK OF AMERICA, N.A.,

By:
Name:
Title:

Babcock and Wilcox

Pledge & Security Agreement

SCHEDULE 1

PATENTS

Patent No.	Description of Patent Item	Date of Patent

PATENT APPLICATIONS

Patent Applications No.	Description of Patent Applied for	Date of Patent Applications

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

TRADEMARKS

United States Patent and Trademark Office

Ladies and Gentlemen:

Please be advised that pursuant to the Pledge and Security dated as of May 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among the Grantor (as defined below), the other grantors party thereto and the Administrative Agent for the Secured Parties referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon the trademarks and trademark applications on Schedule 1 to the Administrative Agent for the ratable benefit of the Secured Parties.

The Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in such trademarks and trademark applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any trademark or trademark application.

GRANTOR:	Very truly yours,

[Address]	[GRANTOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	Acknowledged and accepted:

[Address]	BANK OF AMERICA, N.A.,

By:
Name:
Title:

SCHEDULE 1

TRADEMARKS

Trademark No.	Description of Trademark Item	Date of Trademark

TRADEMARK APPLICATIONS

Trademark Applications No.	Description of Trademark Applied for	Date of Trademark Applications

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

COPYRIGHTS

United States Copyright Office

Ladies and Gentlemen:

Please be advised that pursuant to the Pledge and Security dated as of May 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among the Grantor (as defined below), the other grantors party thereto and the Administrative Agent for the Secured Parties referenced therein, the undersigned Grantor has granted a continuing security interest in and continuing lien upon the copyrights and copyright applications on Schedule 1 to the Administrative Agent for the ratable benefit of the Secured Parties.

The Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest in such copyrights and copyright applications (a) may only be terminated in accordance with the terms of the Agreement and (b) is not to be construed as an assignment of any copyright or copyright application.

GRANTOR:	Very truly yours,

[Address]	[GRANTOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	Acknowledged and accepted:

[Address]	BANK OF AMERICA, N.A.,

By:
Name:
Title:

SCHEDULE 1

COPYRIGHTS

Copyright No.	Description of Copyright Item	Date of Copyright

COPYRIGHT APPLICATIONS

Copyright Applications No.	Description of Copyright Applied for	Date of Copyright Applications